EXHIBIT 99



For Immediate Release  CONTACT:
                       --------
October 21, 2002       Karen A. Warren  (Investor Relations)     401-727-5401
                       Wayne S. Charness (News Media)            401-727-5983


                  HASBRO REPORTS THIRD QUARTER 2002 RESULTS


      Pawtucket, RI (October 21, 2002) - Hasbro, Inc. (NYSE: HAS) today reported results for its third quarter ending September 29, 2002. Worldwide net revenues were $820.5 million compared to $893.4 million a year ago. Net earnings for the quarter were $55.8 million, compared to earnings of $50.6 million a year ago and diluted earnings per share were $0.32, compared to $0.29 per share in 2001. The Company also reported third quarter Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) of $146.1 million, compared to $161.3 million in the third quarter of 2001.

      For the nine months, worldwide net revenues were $1.8 billion, compared to $1.9 billion a year ago. Before the cumulative effect of an accounting change related to the adoption of FAS 142 "Goodwill and Other Intangibles," the Company's earnings for the nine months were $12.9 million, compared to earnings, before accounting change, of $8.3 million in the prior year.
Including the impact of accounting changes in both years, the Company recorded a net loss of $232.8 million, compared to net earnings of $7.2 million for the year-ago nine-month period. The company reported a diluted loss per share in the first nine months of 2002 of $1.34, compared to earnings of $0.04 for the comparable period last year.

     Alan G. Hassenfeld, Chairman and Chief Executive Officer, said, "We are encouraged by our accomplishments this quarter. We remained focused on improving profitability for shareholders, managing our bottom line effectively despite a revenue decline. In examining our revenue results more closely, non-core products such as licensed trading card games and robotic pets were the primary reason for the top line decrease this quarter."

     "In looking at our core brands, G.I. Joe sales were up 82% and Transformers were up 65%. In addition, Playskool was up 49% year-over-year, with Mr. Potato Head experiencing 39% revenue growth for the quarter. In Games, the initial response to The Special 20th Anniversary Edition of Trivial Pursuit and the Scrabble Folio has been very strong. I believe our success with these core brand extensions underlines the depth and strength of Hasbro's product portfolio," Hassenfeld continued.

     In the U.S. Toys segment, revenues were down for the quarter, primarily due to robotic toy products related to the Tiger and WowWee lines. Partly offsetting this impact, the Company experienced strength in a number of core product lines including G.I. Joe, Transformers, Playskool and Easy Bake. Revenues for the Games segment were down for the quarter, primarily due to licensed trading card games and electronic games. International segment revenues were down, primarily due to Pokemon and Harry Potter trading card games, offset in part by strong revenues from many core brands including Transformers,
Play-Doh, Micro-Machines and Magic the Gathering trading card games. All three of the Company's business segments were profitable for the quarter on a pre-tax basis, with both the U. S. Toys and Games segments delivering an increase in year-over-year profitability.

     "Our strategy of focusing on cost reductions, managing the balance sheet and growing our core brands is continuing to generate results," said Alfred
J. Verrecchia, President and Chief Operating Officer. "We continue to make significant progress on both our financial and non-financial goals."

     "In terms of our financial performance, our third quarter year-over-year increase in earnings per share is significant because we accomplished this with revenue down and higher royalty expenses associated with Star Wars. These factors were more than offset by our cost reduction initiatives, lower interest expense related to our debt reduction, and lower amortization expense associated with the adoption of accounting requirements related to goodwill," Verrecchia concluded.

     In the second quarter the Company announced that it had recorded a $245.7 million, net of tax or $1.42 per diluted share non-cash charge as a cumulative effect of a change in accounting principle related to the adoption of FAS 142 "Goodwill and Other Intangibles." FAS 142 requires that goodwill and intangible assets with indefinite lives be tested for impairment annually rather than amortized over time. The impaired goodwill was entirely related to the U.S. Toys segment. This charge was made retroactively to the beginning of the year and impacts year to date results. Amortization of goodwill and intangible assets with indefinite lives in the third quarter of 2001 amounted to $13.4 million. The elimination of this amortization and its related tax effect would have resulted in earnings of $63.5 million in the third quarter of 2001.

     The company will webcast its third quarter earnings conference call at 9:00 a.m. Eastern time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the webcast microphone). A replay of the call also will be available, for a period of time, at this website address.

     Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including the retail market, higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product, the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

EBITDA (earnings before interest, taxes, depreciation and amortization) represents operating profit (loss) excluding, restructuring, depreciation and all amortization. EBITDA is not adjusted for all noncash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. Thus, EBITDA should not be considered in isolation or as a substitute for net earnings or cash provided by operating activities, each prepared in accordance with generally accepted accounting principles, when measuring Hasbro's profitability or liquidity as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.


                                    # # #
                              (Tables Attached)

                                  HASBRO, INC.

                      CONSOLIDATED CONDENSED BALANCE SHEETS



  (Thousands of Dollars)

                                                   Sept.  29,       Sept. 30,
                                                      2002            2001
                                                   ---------       ---------
                   Assets

  Cash and Cash Equivalents                       $   43,850      $   37,080
  Accounts Receivable, Net                           799,122         785,807
  Inventories                                        282,146         345,690
  Other Current Assets                               290,600         388,092
                                                   ---------       ---------
  Total Current Assets                             1,415,718       1,556,669
  Property, Plant and Equipment, Net                 213,628         256,982
  Other Assets                                     1,494,852       1,776,935
                                                   ---------       ---------
  Total Assets                                    $3,124,198      $3,590,586
                                                   =========       =========

        Liabilities and Shareholders' Equity

  Short-term Borrowings                           $   63,392      $  298,698
  Current Installments of Long-term Debt             255,248           3,344
  Payables and Accrued Liabilities                   715,658         746,757
                                                   ---------       ---------
  Total Current Liabilities                        1,034,298       1,048,799
  Long-term Debt                                     856,257       1,166,360
  Deferred Liabilities                                94,561          90,293
                                                   ---------       ---------
  Total Liabilities                                1,985,116       2,305,452
  Total Shareholders' Equity                       1,139,082       1,285,134
                                                   ---------       ---------
  Total Liabilities and Shareholders' Equity      $3,124,198      $3,590,586
                                                   =========       =========


                                  HASBRO, INC.

                       CONSOLIDATED STATEMENTS OF OPERATIONS



(Thousands of Dollars and Shares Except Per Share Data)

                                   Quarter Ended         Nine Months Ended
                                 ------------------    ---------------------
                                 Sept. 29, Sept. 30,    Sept. 29,  Sept. 30,
                                   2002       2001        2002       2001
                                 --------  ---------   ----------  ---------
Net Revenues                    $ 820,532    893,353   $1,818,789  1,867,610
Cost of Sales                     342,918    402,155      705,497    795,968
                                 --------  ---------   ----------  ---------
Gross Profit                      477,614    491,198    1,113,292  1,071,642
Amortization                       22,268     29,761       66,483     88,044
Royalties                          85,210     65,105      202,378    131,504
Research and Product Development   36,687     32,077      106,670     92,281
Advertising                        82,911     90,655      188,307    189,333
Selling, Distribution and
 Administration                   153,821    169,826      445,081    480,854
                                 --------  ---------   ----------  ---------
Operating Profit                   96,717    103,774      104,373     89,626
Interest Expense                   17,897     26,116       55,756     77,327
Other (Income) Expense, Net         3,350      3,244       31,182         74
                                 --------  ---------   ----------  ---------
Earnings Before Income
 Taxes and Cumulative Effect of
 Accounting Change                 75,470     74,414       17,435     12,225
Income Taxes                       19,622     23,812        4,533      3,912
                                 --------  ---------   ----------  ---------
Earnings before
 Cumulative Effect of
 Accounting Change                 55,848     50,602       12,902      8,313
Cumulative Effect of Accounting
 Change, Net of Tax                   -         -        (245,732)    (1,066)
                                 --------  ---------   ----------  ---------
Net Earnings (Loss)              $ 55,848  $  50,602   $ (232,830) $   7,247
                                 ========  =========   ==========  =========

Per Common Share
  Earnings before Cumulative
   Effect of Accounting Change
    Basic and Diluted            $   0.32  $    0.29   $     0.07  $    0.05
                                 ========  =========   ==========  =========
  Cumulative Effect of
   Accounting Change, Net of Tax
    Basic and Diluted            $    -    $     -     $    (1.42) $   (0.01)
                                 ========  =========   ==========  =========
  Net Earnings (Loss)
    Basic                        $   0.32  $    0.29   $    (1.35) $    0.04
                                 ========  =========   ==========  =========
    Diluted                      $   0.32  $    0.29   $    (1.34) $    0.04
                                 ========  =========   ==========  =========

  Cash Dividends Declared        $   0.03  $    0.03   $     0.09  $    0.09
                                 ========  =========   ==========  =========

Weighted Average Number of shares
  Basic                           172,758    172,140      172,692    172,032
                                 ========  =========   ==========  =========
  Diluted                         173,285    173,232      173,571    172,650
                                 ========  =========   ==========  =========